EXHIBIT 99.1

CAMAC Energy Confirms Hydrocarbons in Miocene Offshore Nigeria

Oyo-7 Well Successfully Achieves Primary and Secondary Objectives; Reports Third Quarter 2013 Results

HOUSTON, TX--(Marketwired - Nov 13, 2013) - CAMAC Energy Inc. (NYSE MKT: CAK) today announced it has been informed by Allied Energy Plc that the Oyo-7 well offshore Nigeria in OML 120 has confirmed the presence of hydrocarbons in the Miocene formation. This marks the first time a well has been successfully drilled into the Miocene formation of the Oyo oil field. Hydrocarbons were encountered in three intervals totaling approximately 65 feet, as interpreted from the logging while drilling ("LWD") data.

"This result is very encouraging and will be integrated into ongoing studies to solidify further exploration plans in OML 120 and 121," said Dr. Kase Lawal, Chairman and CEO of CAMAC Energy. "The Miocene is the most prolific producing zone offshore Nigeria, and the presence of these hydrocarbons significantly de-risks the large Miocene prospects in our blocks."

The Oyo-7 well has successfully achieved its primary and secondary objectives, and will now be temporarily suspended. Drilling of the horizontal section and completion activities are expected to commence in the first quarter of 2014. It is currently anticipated that Oyo-7 will begin production mid-2014 at an initial production rate of 7,000 barrels of oil per day.

Third Quarter 2013 Results

CAMAC Energy also announced today financial and operating results for the three months ended September 30, 2013. Highlights for the third quarter include the following:

●	Total revenue was approximately $3.5 million, with an average realized price of $112.09 per barrel
●	Production of 2,228 Bopd from two wells offshore Nigeria, 314 Bopd net to the Company
●	One lifting, totaling approximately 220,000 barrels of crude oil, 31,000 barrels net to the Company
●	Net loss of ($0.02) per diluted share

Financial and Operating Results for the Three Months Ended September 30, 2013

CAMAC Energy reported revenues of $3.5 million for the three months ended September 30, 2013 compared to $7.9 million for the three months ended September 30, 2012. This decrease in revenues was primarily due to one lifting during the third quarter 2013 compared to two liftings during the same period last year. The Company continues to realize a premium to Brent Crude pricing due to the high-quality oil produced from the Oyo Field offshore Nigeria. The average realized price for the third quarter was $112.09 per barrel.

Crude oil production averaged 2,228 Bopd gross, 314 Bopd net to the Company, for the three months ended September 30, 2013 as compared to production of 2,641 Bopd gross, 388 Bopd net to the Company, for the same period last year.

The Company reported a net loss of $2.7 million, or ($0.02) per diluted share, from continuing operations for the three months ended September 30, 2013, compared to a net loss of $2.0 million, or ($0.01) per diluted share, from continuing operations for the three months ended September 30, 2012.

Conference Call

CAMAC Energy will host a conference call on Friday, Nov. 15, 2013 at 11 a.m. CST (12 p.m. EST) to discuss third quarter results, current operations and the Company's outlook for the remainder of 2013. The dial-in number is 877-317-6789 in the United States, or 412-317-6789 internationally. The confirmation number is 10036347. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast, please visit www.camacenergy.com. A replay of the call will be available on the website for approximately 30 days following the conference call.

About CAMAC Energy

CAMAC Energy Inc. (NYSE MKT: CAK) is an independent exploration and production company engaged in the acquisition and development of energy resources in Africa. The Company's principal assets include interests in Oil Mining Leases ("OMLs") 120 and 121 in Nigeria, which include our current production in the Oyo Field, and additional exploration blocks in Kenya and The Gambia. CAMAC Energy is based in Houston, Texas. For more information about CAMAC Energy, please visit www.camacenergy.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company's actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company's ability to successfully drill, complete, test and produce the wells and prospects identified in this release and risk factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Contact Information

Chris Heath
Director, Corporate Finance and Investor Relations
713-797-2945
chris.heath@camacenergy.com